PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-43142

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011, as supplemented by the prospectus supplement dated August 12, 2011, relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS Trust.

The following text shall replace all text after “SUMMARY” and before “RISK FACTORS”:

RECENT DEVELOPMENTS

Notice of Early Termination

On November 10, 2011, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor (the “Initial Depositor”), gave notice to The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), of its decision to early terminate the Wireless HOLDRS Trust effective on the closing date of the Asset Purchase Agreement dated August 11, 2011 between Merrill Lynch & Co., Inc. and Van Eck Associates Corporation (“Van Eck” and the “Agreement”).  Such notice notified the Trustee that the closing under the Agreement (the “Closing”) will constitute an “early termination” under the Depositary Trust Agreement dated October 25, 2000, as amended by Amendment No. 1 dated as of August 11, 2011 (as so amended, the “Depositary Trust Agreement”), governing the Wireless HOLDRS Trust.  The Closing is scheduled to occur on the expiration date (the “Expiration Date”) of the six pending exchange offers by Van Eck (as detailed in the Agreement, the “Exchange Offers”) or the business day immediately following the Expiration Date.  The Expiration Date is scheduled to be December 20, 2011, unless the Exchange Offers are extended in accordance with their terms.  The date on which the Closing occurs is referred to as the “Termination Date.”

The Trustee disseminated notice of the early termination and the Termination Date to Cede & Co., the sole owner of the receipts issued by the Wireless HOLDRS Trust, on November 10, 2011.

What happens to Wireless HOLDRS if none of the Exchange Offers are completed?

•	The Closing will not occur.
•	There will not be an early termination.
•	The Wireless HOLDRS Trust will not early terminate and will continue to operate pursuant to the terms of the Depositary Trust Agreement.
•	Trading in the Wireless HOLDRS receipts will resume on the NYSE Arca.

What happens to Wireless HOLDRS prior to the Termination Date?

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Wireless HOLding Company Depositary ReceiptS (“HOLDRS”) may be created and cancelled by following the procedures and paying the applicable issuance and cancellation fees described in the Wireless HOLDRS Trust prospectus dated March 15, 2011, as supplemented by the prospectus supplement dated August 12, 2011 and as set forth in the Depositary Trust Agreement.  Copies of this prospectus and prospectus supplement are available under the CIK number 0001124146 through the Securities and Exchange Commission’s website, www.sec.gov.

•	Trading in Wireless HOLDRS on the NYSE Arca will be halted at or around the time at which the Exchange Offers expire.

What happens to Wireless HOLDRS after the Termination Date?

•	The Wireless HOLDRS Trust will liquidate in accordance with the Depositary Trust Agreement, as will each of the other HOLDRS trusts.
•	No new Wireless HOLDRS will be issued.
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Trading of Wireless HOLDRS on the NYSE Arca will be permanently suspended after the close of trading on the Termination Date.  Wireless HOLDRS will not be listed for trading on any other securities exchange.

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During the four-month period following the Termination Date, owners of Wireless HOLDRS will have the right to withdraw the underlying securities evidenced by their HOLDRS, together with any dividends or other distributions or net proceeds from the sale of any rights or other property received with respect thereto, by delivering a round-lot or an integral multiple of a round lot of Wireless HOLDRS to the Trustee and paying the applicable taxes, other charges (if any) and Trustee’s fees.  The Trustee has advised that the fee will be up to $10.00 for each round-lot of 100 Wireless HOLDRS or portion thereof.

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After the Termination Date, the Trustee will discontinue the registration of transfers of Wireless HOLDRS, suspend the distribution of dividends or other distribution to owners thereof, and will not give any further notices or perform any further acts under the Depositary Trust Agreement.

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After the four-month period following the Termination Date, the Trustee has the right to sell the underlying securities then held by the Wireless HOLDRS Trust and will thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of Wireless HOLDRS that have not theretofore been surrendered. After making such sale, the Trustee will be discharged from all obligations under the Depositary Trust Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any applicable fees and expenses).  At such time owners of outstanding Wireless HOLDRS will become general creditors of the Trustee with respect to such net proceeds.

The date of this prospectus supplement is November 10, 2011.